Exhibit 99

MK GOLD COMPANY

Eagle Gate Tower

60 East South Temple, Suite 2100

Salt Lake City, Utah, U.S.A., 84111

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK GOLD COMPANY REPORTS THIRD QUARTER 2003 RESULTS

Salt Lake City, Utah, November 14, 2003—MK Gold Company (OTCBB:MKAU) today reported results of operations for the third quarter ended September 30, 2003.

Project development efforts at the Las Cruces copper project in Spain continue. In August, the Company announced the award of a mining concession by the Ministry of Employment and Development of the government of Andalusia, Spain. The mining concession gives the Company the right to mine the Las Cruces deposit, subject to certain government requirements.

On November 10, 2003, the authorization for the aquifer dewatering-reinjection system was received. With the receipt of this permit, three of the four initial water permits have been received. The remaining initial water permit is in the final stages of processing.

The Company reported a net loss of $728,000 for the third quarter of 2003 ($0.02 per share) on revenues of $281,000. For the same period in 2002, the Company reported a net loss of $507,000 ($0.01 per share) on revenues of $1,506,000.

The decline in profitability is primarily due to declining gold production and project development costs that were not capitalized associated with the Las Cruces project, partially offset by higher gold prices.

The Company’s attributable share of gold production was 804 ounces for the three months ended September 30, 2003, compared to 3,456 ounces for the three months ended September 30, 2002. Gold production for the third quarter of 2003 resulted from continued heap leaching during closure and reclamation activities at the Castle Mountain mine. Gross profit decreased in 2003, as compared to the same period in 2002, due primarily to declining gold production and costs that were not capitalized at Las Cruces, partially offset by higher realized gold prices.

Exploration costs were $107,000 for the three months ended September 30, 2003, compared to $226,000 for the same period in 2002. The Company continues to actively search for exploration and acquisition opportunities.

General and administrative expenses were $465,000 for the three months ended September 30, 2003, compared to $451,000 for the same period in 2002.

Effective September 12, 2003, the Company’s credit facility with Leucadia National Corporation was amended to increase the amount of the facility to $45,000,000 and to extend the expiration to January 3, 2006. At September 30, 2003, the Company had available resources of cash and cash equivalents of $2,131,000, equity securities of $2,152,000 (of which only $893,000 is available for immediate sale) and gold bullion of $143,000. The outstanding loan balance under the credit facility was $38,700,000.

MK Gold is in the business of exploring for, acquiring, developing and mining mineral properties. The Company is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 2100, Salt Lake City, Utah 84111.

For further information, contact John Farmer at 801-297-6900, or visit MK Gold Company’s website at www.mkgold.com.

(Selected Financial Data Follows)

Selected Financial Data

(thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended September 30
	2003	2002

Total Revenue	$281	$1,506

Total Operating Expenses	485	468

Gross Profit (Loss)	(204)	1,308

Exploration Related Expenses	(107)	(226)
General and Administrative Expenses	(465)	(451)
Gain (Loss) on Disposal of Assets	6	(885)
Equity in Loss of Unconsolidated Affiliate	—	(21)
Litigation Settlement, net	36	—
Bankruptcy Recovery, net	—	20
Gain on Exchange of Partnership Interest, net	—	—
Interest Expense	(4)	(4)
Investment Income	10	22

Loss before Income Taxes	(728)	(507)

Income Tax Expense	—	—

Net Loss	$(728)	$(507)

Basic and Diluted Loss per Common Share	$(0.02)	$(0.01)

	Nine Months Ended September 30
	2003	2002

Total Revenue	$1,111	$4,108

Total Operating Expenses	915	2,073

Gross Profit	196	2,035

Exploration Related Expenses	(368)	(469)
General and Administrative Expenses	(1,375)	(1,273)
Gain (Loss) on Disposal of Assets	51	(310)
Equity in Loss of Unconsolidated Affiliate	—	(301)
Litigation Settlement, net	36	—
Bankruptcy Recovery, net	98	318
Gain on Exchange of Partnership Interest, net	1,945	—
Interest Expense	(17)	(15)
Investment Income	38	64

Income before Income Taxes	604	49

Income Tax Expense	(25)	(3)

Net Income	$579	$46

Basic and Diluted Income per Common Share	$0.02	$0.00

Cautionary Statement for Forward Looking Information

This press release and statements by the Company in reports to its shareholders and public filings, as well as oral public statements by Company representatives, may contain certain forward looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The Company assumes no obligation to update those statements to reflect actual results, changes in assumptions and other factors. Without limitation, these risks and uncertainties include the Company’s dependence on a single mining project, the Company’s need for financing and government approval to develop the project, potential delays in the development of the Las Cruces project, imprecision of reserve estimates and other estimates relating to the Las Cruces project, uncertainties associated with government subsidies, volatility of copper prices, currency fluctuations, international political instability, the Company’s significant level of indebtedness, risks associated with mining operations and development in foreign countries, risks associated with environmental and other laws and regulations, competition, risks associated with the potential loss of key executives, and risks relating to the Company’s majority shareholder and lender. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its shareholders and periodic reports on forms 10-K and 10-Q.